Exhibit 99.1

Platform Specialty Products Corporation
Completes Repricing of $1.4 Billion of Term Loans
WEST PALM BEACH, Fla., October 3, 2017 -- Platform Specialty Products Corporation (NYSE:PAH) ("Platform"), a global specialty chemicals company, announced today that it successfully completed the repricing of its existing USD B-5 and EUR C-4 term loan tranches, totaling $1.4 billion. These tranches were created in connection with Platform's term loan repricing which closed on December 6, 2016. This term loan repricing is the fourth to be completed since October 2016 and represents the second interest cost reduction on these specific borrowings under its credit agreement. The expected incremental annual interest savings is approximately $14 million as a result of this transaction.
Platform refinanced its USD B-5 and EUR C-4 term loan tranches by incurring a new $680 million USD B-7 term loan tranche and a new €630 million EUR C-6 term loan tranche. Similar to the other repricings, Platform used the proceeds of the new term loan tranches to concurrently prepay in full the existing USD B-5 and EUR C-4 term loan tranches. This repricing resulted in a 100 basis point reduction in total interest rate across both the USD and Euro tranches, from a combination of reduced spread and reduced base rate floor. As part of this transaction, the EURIBOR floor on the EUR C-5 term loan tranche was reduced from 1.00% to 0.75%. Finally, this transaction also shifted approximately $76 million from EUR term loans to USD term loans.
Credit Suisse, HSBC and Deutsche Bank acted as Joint Lead Arrangers for this transaction.
About Platform
Platform is a global, diversified producer of high-technology specialty chemicals and a provider of technical services. The business involves the formulation of a broad range of solutions-oriented specialty chemicals, which are sold into multiple industries, including automotive, agriculture, animal health, electronics, graphic arts, and offshore oil and gas production and drilling. More information on Platform is available at www.platformspecialtyproducts.com.
Forward-Looking Statements
Certain statements contained in this release are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws, which include statements regarding annual interest savings and capital planning flexibility. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance, and are believed to be reasonable, though are inherently difficult to predict.  Actual results could differ materially from those projected as a result of certain factors, including, among other things, Platform’s ability to successfully separate its Agricultural Solutions business and realize the anticipated benefits from the proposed separation, market conditions and volatility, legal, tax and regulatory requirements, and the possibility of more attractive strategic options arising in the future.  Additional information concerning these and other factors that could cause results to vary is, or will be, included in Platform's periodic and other reports filed with the Securities and Exchange Commission, including Platform's annual report on Form 10-K for the fiscal year ended December 31, 2016. Platform undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Relations Contact:

Carey Dorman
Senior Director of Corporate Development
         Platform Specialty Products Corporation
         1-561-406-8465

Media Contact:

Liz Cohen
Weber Shandwick
1-212-445-8044